Exhibit 12


                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)

                                Nine
                                Months
                                Ended
                                Sept.30,        Years Ended December 31
                                -------- -------------------------------------
                                1997     1996     1995     1994   1993    1992
                                ----     ----     ----     ----   ----    ----
Income (loss) from continuing
 operations before income taxes $177.9  $ 93.7  $(781.1) $ 14.6  $370.9  $301.3
Add (deduct) share of loss
  (income) of associated
  companies                      ( 3.5)  ( 4.9)     5.0    16.6    14.5     3.2
                                ------- ------  -------  ------  ------  ------
    Subtotal                     174.4    88.8   (776.1)   31.2   385.4   304.5
                                ------- ------  -------  ------  ------  ------
Interest expense (net of
  interest capitalized)          179.4   249.7    202.1   203.7   241.7   340.6
Amortization of debt issuance
  expenses                         5.4     6.3      5.1     6.2     6.6     4.8
Portion of rental expense
  representative of interest      44.4    59.2     65.3    65.0    70.5    78.8
                                ------- ------  -------  ------  ------  ------
    Total Fixed Charges          229.2   315.2    272.5   274.9   318.8   424.2
                                ------- ------  -------  ------  ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $403.6  $404.0  $(503.6) $306.1  $704.2  $728.7
                                ======  ======  =======  ======  ======  ======
Ratio of earnings to fixed
  charges                         1.76    1.28     (a)     1.11    2.21    1.72
                                ======  ======  =======  ======  ======  ======


(a) Earnings for the year ended December 31, 1995 was inadequate to cover fixed charges by approximately $776.1 million.
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